Exhibit 5.1

[Letterhead of Fredric S. London, Esq.]

May 17, 2006

OMI Corporation

One Station Place

Stamford, Connecticut 06902

Re: OMI Corporation, Registration Statement on Form S-8

Ladies and Gentlemen:

I am General Counsel of OMI Corporation, a Marshall Islands’ corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the above-captioned Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration of 5,000,000 shares of the Company’s Common Stock, $0.50 par value (the “Shares”), issuable by the Company pursuant to the OMI Corporation 2006 Incentive Compensation Plan (the “Plan”).

In arriving at the opinions expressed below, I have examined and relied on the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and such other instruments and other certificates or public officials, officers and representatives of the Company and such other persons, and I have made such investigation of law, as I have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, I have assumed and have not verified that the signatures on all documents that I have examined are genuine.

Based on the foregoing, it is my opinion that:

1.	The Company is validly existing as a corporation in good standing under the laws of the Marshall Islands; and
2.	The Shares have been duly authorized by all necessary corporate action of the Company, and when issued in accordance with the terms of the plan will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the laws of the Republic of the Marshall Islands, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) I have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principals of equity.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name in the Registration Statement under the caption “Interests of Named Experts and Counsel.” By giving such consent, I do not admit that I am an “expert” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Fredric S. London, Esq.

Fredric S. London, Esq.

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